Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

BIOSCRIP PBM SERVICES, LLC,

a Delaware limited liability company,

BIOSCRIP, inc.,

a Delaware corporation,

and

PROCARE PHARMACY BENEFIT MANAGER INC.,

a Florida corporation

August 9, 2015

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Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER		18

6.1	Organization and Authority	18
6.2	Authorization; Valid and Binding Agreement	18
6.3	Brokerage	18
6.4	Litigation	18
6.5	Financing	18
6.6	Compliance	18
6.7	No Knowledge of Misrepresentations or Omissions	18
6.8	No Other Representations or Warranties	18

Article 7 BUYER’S CONDITIONS PRECEDENT TO CLOSING		19

7.1	Representations and Warranties to be True and Correct	19
7.2	No Claim Regarding the Assets or Sale Proceeds	19
7.3	Consents	19
7.4	Release of Restrictions	19
7.5	Supporting Documents	19

Article 8 COMPANY’S CONDITIONS PRECEDENT TO CLOSING		20

8.1	Representations and Warranties to be True and Correct	20
8.2	Supporting Documents	20
8.3	Lender Approval	21
8.4	Purchase Price	21

Article 9 COVENANTS		21

9.1	Access to Books and Records	21
9.2	Operation of the PBM Business	21
9.3	Contact with Customers, Suppliers, Etc	21
9.4	Confidentiality	22
9.5	Notification of Certain Matters	23
9.6	Acknowledgment by Buyer	23
9.7	Payment of Certain Taxes	24
9.8	Further Assurances	24
9.9	Employee List	24
9.10	Consents	24
9.11	Processing of Payables	24
9.12	No Negotiation	24

Article 10 RESTRICTIVE COVENANTS		25

10.1	Nondisclosure	25
10.2	Covenants Against Solicitation and Competition	26
10.3	Limitations	27
10.4	Reasonableness	27
10.5	Modification	28
10.6	Invalidity of Any Provision	28

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10.7	Injunctive Relief	28

Article 11 INDEMNIFICATION		28

11.1	Survival Period	28
11.2	Indemnification by the Company and Parent for the Benefit of Buyer	28
11.3	Mitigation; Related Matters	29
11.4	Indemnification by Buyer for the Benefit of the Company	30
11.5	Manner of Payment	30
11.6	Defense of Third Party Claims	31
11.7	Determination of Loss Amount	31
11.8	Expiration of Indemnification	32
11.9	Limitation on Recourse	32

Article 12 TERMINATION		32

12.1	Termination Events	32
12.2	Effect Of Termination	32

Article 13 MISCELLANEOUS		32

13.1	Specific Performance	32
13.2	Notices	33
13.3	Waiver	33
13.4	Third Parties	34
13.5	Severability	34
13.6	Amendment	34
13.7	Counterparts	34
13.8	Headings	34
13.9	Entire Agreement	34
13.10	Successors and Assigns	34
13.11	Governing Law; Jurisdiction	34

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 9th day of August, 2015 (the “Effective Date”), by and among BioScrip PBM Services, LLC (“Company”), BioScrip, Inc., (“Parent”), and ProCare Pharmacy Benefit Manager Inc., (“Buyer”).

RECITALS

WHEREAS, the Company operates the PBM Business (as defined below); and

WHEREAS, Parent owns one hundred (100%) percent of the outstanding equity interests of Company;

WHEREAS, Buyer desires to purchase from Company, and Company desires to sell to Buyer, certain assets, properties, and rights of the Company relating to the PBM Business, subject to, and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

Article 1
DEFINITIONS

1.1           Certain Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment arising solely out of the Company’s operation of the PBM Business and the provision of services to customers of the PBM Business, and the full benefit of all security for such accounts receivable or rights to payment, including all claims reimbursements, administrative fees and other payment due from customers of the PBM Business; rebates, discounts, or associated administrative fees, if any, due from pharmaceutical manufacturers or third party intermediaries; and net amounts due from network pharmacies related to processing of discount card claims, and (b) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such Person or to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise.

“Assets” means all assets and properties of every kind, character and description used solely in or solely for the benefit of the PBM Business, whether tangible, intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets. Without limiting the foregoing, the Assets shall include all of the following assets of Company to the extent used solely in or solely

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for the benefit of the PBM Business: (i) all Tangible Personal Property; (ii) all Accounts Receivable except for the MedImpact Receivable; (iii) all Contracts of Company related solely to the PBM Business; (iv) all data and Records related solely to the operations of the PBM Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service Records, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Laws, copies of all personnel Records with respect to employees who are hired by Buyer; (v) all Intellectual Property; (vi) all claims of Company against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, other than Company’s claim against MedImpact Healthcare Systems, Inc.; and (vii) all rights of Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof

“Closing Date Net Working Capital” means the Net Working Capital as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s knowledge”, “knowledge of the Company” and like phrases mean the actual knowledge of the individuals listed on Schedule 1.1, after making reasonable inquiry of appropriate individuals with responsibility for applicable matters within the PBM Business and conducting reasonable investigation concerning the existence of such facts or circumstances and after reviewing this Agreement and the attached Schedules. For the avoidance of doubt, the individuals listed on Schedule 1.1 shall be deemed to have “actual knowledge” of those facts and circumstances that they would have known in the event they had made such reasonable inquiry and investigation into the matter, even if they failed to actually do so.

“Contracts” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, to which Company is a party and which solely relate to the PBM Business.

“Current Assets” means all accounts, notes, interest and other receivables, and all claims, rights, interests and proceeds related thereto, inventory and prepaid expenses of the PBM Business which are included in the Assets, calculated consistent with past practices.

“Current Liabilities” means all accounts payable, claims payable, rebates payable, accrued wages for employees hired by Buyer and employee-related current liabilities, accounts payable, claims payable, rebates payable, accrued wages and employee-related current liabilities of the PBM Business which are included in the Assumed Liabilities, calculated consistent with past practices.

“Dispute” means any dispute or controversy arising between or among any parties out of or relating to or with respect to any of the provisions contained in this Agreement.

“EBITDA” means earnings before interest, income Taxes, depreciation and amortization, all of which shall be determined in accordance with GAAP, calculated consistent with past practices.

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“Employee Benefit Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that is maintained or contributed to by the Company, or an Affiliate of the Company, on behalf of the employees of the PBM Business; provided, however, that the definition of “Employee Benefit Plan” shall not be deemed to include employment agreements, offer letters, restrictive covenant agreements or severance agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means, with respect to a Person, (a) its articles or certificate of incorporation and bylaws, certificate of formation and limited liability company agreement, articles of organization and operating agreement, certificate of limited partnership and limited partnership (or equivalent creation, formation or organizational documents), and (b) any amendment or supplement to the foregoing.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Independent Auditor” means Grant Thornton or another independent national or regional accounting firm which is acceptable to the parties and is not the auditor for Buyer, Company or their respective Affiliates.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses, including without limitation www.scripformulary.com, and domain name registrations, including without limitation with respect to www.scripformulary.com, and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.

“Law” means, with respect to any particular Person, any statute, law, ordinance, rule or regulation of a Governmental Entity applicable to such Person, as the case may be.

“Leased Assets” means all Assets held under a Lease.

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“Leased Real Property” means any premises to which the Company is a party to a Lease and is used solely in the operation of the PBM Business.

“Leases” means all leases, subleases or other agreements under which Company is lessee, sublessee or sublessor of any real or personal property or has any interest in real or personal property, including any lease deposits and/or pre-paid rent paid in connection with such leases, which relate to property used solely in the PBM Business, whether written or oral.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses and Permits” means all certificates, certificates of need, certificates of exemption, consents, accreditations, governmental approvals, licenses, permits, franchises, authorizations and approvals issued or granted to Company by any Governmental Entity and solely used and/or needed for operation of the PBM Business.

“Liens” means any liens, security interests, encumbrances or restrictions on transfer.

“Losses” means out-of-pocket costs including, without limitation, all claims, liabilities, obligations, damages, losses, costs, expenses, judgments (at equity or at Law, including statutory and common), damages whenever arising or incurred (including amounts paid in settlement, costs of investigation), reasonable legal fees and expenses and the allocated fees and expenses of in-house counsel, accounting costs, fines, penalties, compliance costs, investigation and remediation costs, and consultant, expert, and other professional fees, including any of the above incurred in enforcing a right to indemnification hereunder. Losses do not include amounts (i) related to any breach of any covenant, agreement, representation or warranty by Buyer, (ii) resulting from or arising out of actions taken by Buyer or its Affiliates from and after the Closing Date, (iii) that are punitive, special, consequential, incidental, exemplary, in the nature of lost profits or multiple of earnings or EBITDA or the like or any diminution in value of the PBM Business or any assets, (iv) resulting from or increased by a failure of any Buyer Indemnified Party to mitigate damages in accordance with Section 11.3, and/or (v) resulting from or increased by any change in, after the date hereof, any Law or regulatory or administrative practice of any Governmental Entity.

“Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate has a material adverse effect to the financial condition or results of operations of the PBM Business, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (and none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect), but provided that such event, change or action does not affect Company in a substantially disproportionate manner, (a) changes to the industry or markets in which the PBM Business operates, (b) the announcement or disclosure of the transactions contemplated herein and any disruptions as a result, (c) general economic, regulatory or political conditions and other economic, regulatory or political conditions applicable to the PBM and discount card industries, or changes to any of the foregoing, (d) changes

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in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) military action or any act of terrorism, (f) changes in Law or GAAP after the date hereof, (g) compliance with the terms of this Agreement or with any request of Buyer, (h) any “Act of God”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, (i) any matter or event which is known by Buyer, of which Buyer has been notified or of which Buyer is generally aware as of the date hereof, (j) the failure of the PBM Business to meet or achieve the results set forth in any projection, estimate, forecast or plan, and/or (k) any matter set forth in the Schedules hereto.

“MedImpact” means MedImpact Healthcare Systems, Inc.

“MedImpact Arbitration” means the arbitration currently pending before the American Health Lawyers Association Dispute Resolution Service, between BioScrip, Inc. and MedImpact Healthcare Systems, Inc., Claim No. 2661.

“MedImpact Receivable” means all of Parent’s rights, entitlements, claims, causes of action (whether at law or in equity), Accounts Receivable, defenses, privileges (including but not limited to, the attorney-client, work product, and common interest privileges), damage claims, releases, and offsets owned and held by Parent, Company or any Affiliate of Parent against MedImpact and/or any other person or entity raised and being litigated in the MedImpact Arbitration, and/or pertaining to or relating in any way to the Service Agreement previously entered into between MedImpact and Parent.

“Net Working Capital” means consolidated Current Assets of the PBM Business, minus consolidated Current Liabilities of the PBM Business, determined according to the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company and its Affiliates in the preparation of the Financial Information as modified as reflected on the attached Exhibit A, attached hereto and incorporated herein..

“Objections Statement” means a statement setting forth in reasonable detail the basis for the items on the Closing Statement being disputed in good faith.

“PBM Business” means the Company’s operation of a pharmacy benefit management and discount card business.

“Permitted Liens” means (a) any restriction on transfer arising under any applicable securities Laws, (b) Liens in respect of Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Company and for which the Company or its Affiliate has set aside adequate reserves; (c) Liens of landlords and mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business which do not in any material respect interfere with the use of any of the assets subject thereto; (d) zoning, entitlement, building, environmental and other land use regulations imposed by Governmental Entities having jurisdiction over any of the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Liens which would not have a Material Adverse Effect.

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“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Restricted Area” means the United States. The parties acknowledge and agree that the foregoing description of the Restricted Area is reasonable and embodies locations where (A) the Company currently conducts the PBM Business, or (B) the Buyer or its Affiliates reasonably expect to conduct the PBM Business (namely, such locations where Buyer or its Affiliates have taken steps or measures to prepare to conduct the PBM Business).

“Restricted Period” means a period of two (2) years after the Closing Date.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Company used solely in or solely for the benefit of the PBM Business (wherever located and whether or not carried on Company’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Net Working Capital” means Three Hundred Seventy Five Thousand Dollars ($375,000).

“Tax Benefit” shall mean any reduction in Taxes payable or any increase in any Tax refund receivable (including any related interest).

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, unclaimed property, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, charges, fees imposts, levies of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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Other Defined Terms. The following terms have the meanings defined for such terms in the locations set forth below:

Term	Location
Agreement	Introductory Paragraph
Assumed Liabilities	Section 2.3
Bill of Sale	Section 2.5
Buyer	Introductory Paragraph
Buyer Indemnified Parties	Section 11.2.1
Cap	Section 11.2.2
Closing	Article 3
Closing Date	Article 3
Closing Statement	Section 4.2
Company	Introductory Paragraph
Company Indemnified Parties	Section 11.3.2
Competing Business	Section 10.2.2(i)
Deductible	Section 11.2.2
Disclosure Update	Section 9.5
Domain Name Assignment	Section 7.5.8
Effective Date	Introductory Paragraph
Effective Time	Article 3
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Financial Information	Section 5.4
HIPAA	Section 5.17
Indemnitee	Section 11.6
Indemnitor	Section 11.6
Material Contract	Section 5.14.2
Mid-Year Interim Financial Information	Section 5.4
Mini-Basket	Section 11.2.2
PBM Only Employees	Section 5.18.1
Purchase Price	Section 4.1
Purchase Price Allocation	Section 4.3
Restricted Customer	Section 10.2.2(ii)
Survival Period	Section 11.1
Third Party Claim	Section 11.6
TSA	Section 7.5.7

Article 2
SALE AND PURCHASE OF ASSETS

2.1           Sale and Purchase of Assets. Subject to the terms and conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein, at the Closing, but effective as of the Effective Time, Company shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase, receive and accept from Company all right, title and interest in and to the Assets (other than the Excluded Assets). Company shall convey the Assets (other than the Excluded Assets) to Buyer free and clear of any Liens other than Permitted Liens.

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2.2         Excluded Assets. Nothing other than what is identified in the immediately preceding subsection is being sold to Buyer. Without limiting the generality of the foregoing, Buyer is not purchasing the following:

2.2.1       all cash;

2.2.2       Licenses and Permits and related surety bonds, other than those that may legally be assumed by Buyer for which Buyer seeks assumption by making necessary filings prior to their expiration;

2.2.3       all Medicare/Medicaid enrollments;

2.2.4       all assets that are not used solely in or solely for the benefit of the PBM Business;

2.2.5       all intercompany assets held by the Company including investments in subsidiaries, whether or not related to the PBM Business;

2.2.6       the MedImpact Receivable; and

2.2.7       any other assets of Company listed on Schedule 2.2.7.

All assets excluded under this Section 2.2 are referred to as the “Excluded Assets.”

2.3         Liabilities to be Assumed. As of the Closing Date, Buyer shall assume all of the obligations of Company arising and accruing after the Effective Time under the Assumed Contracts and those liabilities of the Company as and to the extent specified on Schedule 2.3 (“Assumed Liabilities”).

2.4         Excluded Liabilities. Except for the Assumed Liabilities and, without duplication, any current liabilities identified and taken into consideration in connection with the determination of the Closing Date Net Working Capital, Buyer does not assume and shall not be liable for any of the debts, obligations or liabilities of Company, any Affiliate of Company, or any of their officers, directors, managers, owners, employees, or agents whenever arising and of whatever type or nature (the “Excluded Liabilities”), including without limitation any of the following:

(a)	any Liability under any Contract assumed by Buyer that arises out of or relates to any breach or occurrence that occurred prior to the Effective Time;

(b)	any Liability for Taxes of Company, including (A) any Taxes arising as a result of Company’s operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(c)	any Liability under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Company’s

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employees or former employees or both, except to the extent that any such Liability is taken into consideration in calculating the Closing Date Net Working Capital;

(d)	any Liability under any employment, severance, retention or termination agreement with any employee of Company;

(e)	any Liability arising out of or relating to any employee grievance related to the employee’s employment by Company, whether or not the affected employee is hired by Buyer;

(f)	any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Company;

(g)	any Liability arising out of any Proceeding pending as of the Effective Time;

(h)	any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(i)	any Liability arising out of or resulting from Company’s compliance or noncompliance with any Laws or order of any Governmental Entity;

(j)	any Liability of Company under this Agreement or any other document executed in connection herewith;

(k)	any intercompany Liability of Company, whether or not related to the PBM Business; and

(l)	any Liability of Company based upon Company’s acts or omissions occurring after the Effective Time.

2.5         Instruments of Transfer. The sale of the Assets as herein provided shall be effected at Closing by the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 2.5 (“Bill of Sale”).

Article 3
CLOSING

Unless the parties hereto otherwise agree in writing, the actions contemplated to consummate the transactions under this Agreement (the “Closing”) shall take place on or before August 28, 2015 (the target date being August 27, 2015) or such other date as may be agreed to by the Company and Buyer (the “Closing Date”). The Closing shall occur at a time and place mutually determined by the parties, and shall be deemed effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

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Article 4

PURCHASE PRICE

4.1         Purchase Price. The amount payable in consideration for the sale by the Company of the PBM Business (the “Purchase Price”) shall be equal to (a) Twenty Five Million Dollars ($25,000,000.00), less (b) One Dollar ($1.00) for each dollar that the Closing Date Net Working Capital is less than the Target Net Working Capital, plus (c) One Dollar ($1.00) for each dollar that the Closing Date Net Working Capital is more than the Target Net Working Capital. The Purchase Price shall be paid as set forth in this Article 4.

4.2         Payment and Adjustment of Purchase Price. At least two (2) days prior to the Closing Date, the Company shall deliver to Buyer a certificate signed by an officer of Company setting forth the Company’s estimate of the Closing Date Net Working Capital. At the Closing, Buyer shall pay to Company an amount equal to the Purchase Price (based on the Company’s estimated Closing Date Net Working Capital) in readily available funds via wire transfer to an account designated by Company. Within forty-five (45) days after the Closing Date, Buyer will deliver to Company a reasonably detailed proposed statement of the final calculation of Closing Date Net Working Capital (collectively, the “Closing Statement”). After delivery of the Closing Statement, Buyer shall promptly make available to Company the working papers, books, records and personnel of the PBM Business and its accountants that the Company reasonably requires in order to review and understand the Closing Statement and the basis therefor. Company may make inquiries of Buyer and its accountants and appropriate employees regarding questions concerning or disagreements with the proposed Closing Statements arising in the course of Company’s review thereof, and Buyer shall cause any such employees and accountants to cooperate with and respond to such inquiries in a prompt manner. If Company has any objections to the Closing Statement, Company shall deliver to Buyer an Objections Statement within thirty (30) days after delivery of the Closing Statement. If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. Company hereby waives the right to assert any objection, other than allegations of fraud, with respect to the Closing Statements that is not asserted in an Objections Statement delivered to Buyer within thirty (30) days after delivery of the Closing Statements. If Company timely delivers an Objection Statement, Company and Buyer shall negotiate in good faith to resolve any identified objections. If they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, Company or Buyer may, with written notice to the other party, submit such Dispute to an Independent Auditor. Company and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable. The Closing Statement reflecting the resolution of the Dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Independent Auditor shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Company. If the amount required to be paid as the Purchase Price based on the final, binding and non-appealable Closing Statements is greater than the amount paid to Company on the Closing Date, Buyer shall pay to Company such excess in readily available funds via wire transfer to an account designated by Company. If the amount required to be paid as the Purchase Price based on the final, binding and non-appealable Closing Statement is less than the amount paid to Company on the Closing Date, Company shall pay such shortfall to Buyer in readily available funds via wire transfer to an account designated by Buyer. Any payment required under this Section shall

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be (A) due within five (5) Business Days of final, binding and non-appealable Closing Statement; and (B) paid by wire transfer of immediately available funds to such account as is directed by Buyer or Company, as the case may be.

4.3         Purchase Price Allocation. Buyer and the Company agree that the Purchase Price will be allocated for all purposes (including Tax and financial accounting) in a manner consistent with the fair market values as set forth in the allocation schedule attached hereto as Schedule 4.3 (“Purchase Price Allocation”). Buyer and the Company will file all required Tax Returns (including, amended returns and claims for refund) and information reports, including the reports required to be filed under Section 1060 of the Code, including Form 8594, Asset Acquisition Statement under Section 1060, in a manner consistent with the Purchase Price Allocation.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Each of Company and Parent, jointly and severally, represent and warrant to Buyer that, as of the date hereof and at the Closing Date:

5.1         Organization and Corporate Power.

5.1.1       Company (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, (b) has all requisite power to own and operate its properties and to carry on its businesses including the PBM Business as now conducted, except where the failure to have such power would not have a Material Adverse Effect, and (c) is, where applicable, duly qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1.1 contains a true, correct and complete list of the jurisdictions in which Company is qualified or registered to do business as a foreign limited liability company. Company has provided to Buyer true, complete and correct copies of the Governing Documents of Company. The minutes of the managers’ and members’ meetings and the minute books of the Company that have been delivered previously to the Buyer are, in all material respects, true, correct and complete records of managers’ and members’ meetings and equity issuances through and including the date hereof.

5.1.2       Parent (a) is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, (b) has all requisite power to own and operate its properties and to carry on its businesses including, through its wholly-owned subsidiary, Company, the PBM Business as now conducted, except where the failure to have such power would not have a Material Adverse Effect.

5.2         Authorization; Valid and Binding Agreement.

5.2.1       Company has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate

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action. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.2.2       Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.3         No Breach. Except (a) as set forth on Schedule 5.3, or (b) as would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement by each of the Company and Parent and the consummation of the transactions contemplated hereby by the Company do not (i) result in any breach of, constitute a default under or result in a violation of the provisions of the Company’s or Parent’s Governing Documents or any material Contract or Lease or License to which they are bound as of the date hereof, (ii) violate any applicable Law, order, judgment or decree to which Company or Parent is subject, or (iii) require Company or Parent to obtain any material authorization, consent or approval of or require Company or Parent to provide any notice to or make any filing with any Governmental Entity under the provisions of any applicable Law, order, judgment or decree to which Company or Parent is subject.

5.4         Financial Information. Attached hereto as Schedule 5.4.1 are the unaudited balance sheet and statement of income of the PBM Business for the fiscal years ended December 31, 2013 and 2014, and for the interim period ended June 30, 2015 (“Mid-Year Interim Financial Information”). The foregoing is sometimes referred to herein as the “Financial Information”. The Financial Information (a) is true, correct and complete in all material respects and presents fairly the financial position of the PBM Business as of the dates thereof and the related results of its operations for the periods then ended and (b) has been prepared consistent with past practice, except as set forth therein or on Schedule 5.4. All material adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been made in the Mid-Year Interim Financial Information.

5.5         Absence of Certain Developments. Since March 31, 2015, there has not been any Material Adverse Effect with respect to the PBM Business, except (a) as set forth on Schedule 5.5, (b) as contemplated by this Agreement, and/or (c) for matters or events in connection with, and/or related to the preparation for, this Agreement and/or any of the transactions contemplated by this Agreement. During the period from March 31, 2015 to the date of this Agreement, to the Company’s knowledge, the PBM Business has been operated in all material respects in the ordinary course of business.

5.6         Books And Records. The books of account and other financial Records of Company related to the PBM Business, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

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5.7         Accounts Receivable. All Accounts Receivable that are reflected in the Financial Information or on the accounting Records of Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Company in the ordinary course of business. Schedule 5.7 contains a complete and accurate list of all Accounts Receivable as of the date of the Mid-Year Interim Financial Information, which list sets forth the aging of each such Account Receivable. All aging reports for Accounts Receivable previously delivered to Buyer by Company are complete and accurate as of the date of such reports.

5.8         Title and Conditions of Assets. The Company owns, or leases under valid Leases, all assets necessary for the conduct of the PBM Business as presently conducted. Such assets (including tangible and intangible assets) are in good operating condition and repair (ordinary wear and tear excepted), and are adequate, are suitable for their intended use in the business of the Company, and are not in need of maintenance or repairs except for ordinary, routine maintenance not material in nature or cost. Except as set forth on Schedule 5.8, the Company has good title to all of the Equipment, free and clear of all Liens except for Permitted Liens.

5.9         Leases. Company is not a party to any Lease for Leased Real Property. Except as set forth on Schedule 5.9, none of the Leased Assets are leased pursuant to a capital lease.

5.10       Real Property. The Company does not own any real property.

5.11       Intellectual Property. The Company owns or has the right to use all of the Intellectual Property used in the conduct of the Business. Except as set forth on Schedule 5.11, since December 31, 2012, the Company has not received any written notices of infringement or misappropriation from any third party with respect to the use by the Company of any material Intellectual Property owned or used by the Company during such period. The Company has obtained and possesses valid licenses, sublicenses or other rights to legally use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business.

5.12       Tax Matters. Except as set forth on Schedule 5.12:

5.12.1     The Company has timely filed all material Tax Returns required by applicable Law to be filed by it (taking into account all applicable extensions), all such material Tax Returns are true, complete and correct in all material respects, and the Company has timely paid or caused to be paid all Taxes shown as due and owing on any such Tax Return;

5.12.2     The Company has timely withheld all required Taxes from payments to employees, agents, contractors, and nonresidents required by applicable Law to be withheld by the Company and timely remitted such amounts to the appropriate Governmental Entity;

5.12.3     No audits are in progress or, to the Company’s knowledge, threatened with regard to any Taxes or Tax Returns of the Company;

5.12.4     There are no Liens for Taxes on any of the Assets except for Permitted Liens;

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5.12.5     The Company is properly classified, and has been properly classified since its organization, as disregarded as an entity separate from its member, Parent, pursuant to Treasury Regulation Section 301.7701-3(b)(ii);

5.12.6     Company has complied with all applicable withholding and information reporting with respect to sales and use Tax requirements, including maintenance of state resale or other exemption certificates for customers and reporting and payment of sales and use Tax on purchases when required as required under any Law; and

5.12.7     The representations and warranties in this Section 5.12 constitute the sole and exclusive representations and warranties on any Tax matters of the Company, including representations and warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and accruals and reserves for Taxes on any financial statement or the books and records of each of the Company.

5.13       Employee Benefit Plans.

5.13.1     Except as set forth on Schedule 5.13.1:

(i)          To the Company’s knowledge, each Employee Benefit Plan has been maintained, funded and administered in material compliance with its terms and all applicable Laws (including, to the extent applicable, the applicable requirements of ERISA, and the Code), except as would not result in a Material Adverse Effect to the PBM Business;

(ii)         Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service, and, to the Company’s knowledge, nothing has occurred that would be reasonably likely to cause the loss of such qualified status of such plan(s); and

(iii)        The Company has not ever contributed to, or had any obligation to contribute to, any “multiemployer plan” under Section 3(37) of ERISA.

5.13.2         This Section 5.13 constitutes the sole and exclusive representations and warranties of the Company with respect to any matters relating to any Employee Benefit Plan.

5.14       Contracts and Commitments.

5.14.1     Schedule 5.14.1 lists all of the following written or oral contracts, agreements and plans to which the Company is a party and which relate solely to the PBM Business:

(i)          Any employment agreement, offer letter or other agreement for the employment of any officer or any other employment agreement for the employment of any other individual employee which requires the payment of more than $50,000 annually in total cash compensation which is not terminable on sixty (60) or fewer days’ notice by the Company without liability for any material penalty or severance payment;

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(ii)         Any loan agreement or indenture with any third party relating to Indebtedness for borrowed money under which the Company has borrowed money;

(iii)        Any lease agreement with any third party under which the Company is lessee of any personal property owned by any third party for which the annual rental payments paid by the Company exceeds $100,000 and which is not terminable on sixty (60) or fewer days’ notice by the Company and which is utilized solely by the PBM Business;

(iv)        Contracts with network pharmacies pursuant to which the PBM Business processed not less than ninety-two (92%) of its total claims during the last twelve (12) months;

(v)         Contracts with marketing agents pursuant to which Company paid fees or commissions to such marketing agents comprising not less than ninety (90%) of the aggregate fees and commissions paid by Company to marketing agents in the last twelve (12) months;

(vi)        All agreements pursuant to which Company provides funded pharmacy benefit management services;

(vii)       Any partnership or joint venture contract;

(viii)      Any contract with any third party containing covenants prohibiting the Companies or any Companies’ Subsidiaries in any material respect from competing in any line of business against any such third party (other than through confidentiality provisions or agreements and non-solicitation of employee provisions or agreements);

(ix)         Any Contract that provides for the sale, assignment, license, or other disposition of any asset outside the ordinary course of business;

(x)          Any Contract that provides for the licensing or distribution of products or services by, or establish an agency, dealer, reseller, sales representative or other similar relationship with, any other party;

(xi)         Any Contract that provides for a loan, guaranty, surety, indemnity or other financial support to any Person, including any director, officer, employee or consultant

(xii)        Any Contract that provides for payments by Company in excess of $25,000 or provide for payments to the Company in excess of $50,000 per year; and

(xiii)       Any Contracts that are otherwise not in the ordinary course of business consistent with past practice.

5.14.2     With respect to each of the contracts and agreements set forth on Schedule 5.14.11 (each a “Material Contract”), the Company has made available to Buyer a true and correct copy of the contract in its possession with respect to such Material Contract. Except

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as set forth on Schedule 5.14.2 or as would not have a Material Adverse Effect, (i) as of the date hereof, neither the Company nor, to the Company’s knowledge, any other party thereto, is in material breach of such Material Contract or default under any such Material Contract, and (ii) as of the date hereof, to the Company’s knowledge, each such Material Contract is valid and in full force in effect in all material respects and constitutes a legal, valid and binding obligation of the Company and, to the Company’s knowledge, the other parties thereto, and is enforceable against the Company or in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.15       Litigation. Except as set forth on Schedule 5.15, there are no continuing actions, suits or proceedings currently pending or, to the Company’s knowledge, threatened against Company, at Law or in equity, before or by any Governmental Entity involving, affecting or relating to the PBM Business or the Assets or the transactions contemplated by this Agreement, which if determined adversely to the Company would result in a Material Adverse Effect (other than any such action, suit or proceeding that is reasonably expected to be covered by insurance), and there is no material outstanding judgment, order or decree of any Governmental Entity that affects the PBM Business or Assets with respect to which Company has any future material obligations.

5.16       Insurance. Schedule 5.16 lists each material insurance policy owned by an Affiliate of Company and covering Company. All of such insurance policies are in full force and effect, and no Company Affiliate is in default with respect to its payment obligations under any of such insurance policies. There have been no lapses in the coverage provided under the insurance policies referenced on Schedule 5.16 during the term of such policies, as extended or renewed.

5.17       Compliance with Laws. Except as set forth on Schedule 5.17, the Company is in compliance with all Laws, orders, judgments and decrees of any Governmental Entity applicable to the PBM Business, except for such noncompliance as would not have a Material Adverse Effect, including, without limitation, (a) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (known as HITECH), and its implementing regulations (collectively known as “HIPAA”), (b) the federal healthcare program anti-kickback statute, 42 U.S.C. § 1320a-7b(b), (c) 42 U.S.C. § 1320a-7a (known as the Civil Monetary Penalties Law), (d) 31 U.S.C. § 3729 et seq. (known as the False Claims Act), (e) any state Laws relating insurance, third party administrators, utilization review and risk sharing products, services and arrangements, (f) any state Laws pertaining to billings to or claims for reimbursement submitted to insurance companies, health maintenance organizations and other managed care plans or insurance fraud, and (g) all applicable Medicare and Medicaid Laws.

5.18       Employees; Labor Relations.

5.18.1     Schedule 5.18.1 contains a list of all the employees, identified by employee identification number, of Company or an Affiliate of Company who provide services exclusively on behalf of the PBM Business (“PBM Only Employees”), together with such person’s date of hire, title or job position, current hourly wage or salary, bonus, accrued vacation, sick and other paid time off, and amount of any other accrued benefits to which such person may be entitled or for which such person has made a written or oral claim to the Company. Company, or an Affiliate of Company, has paid or made provision for the

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payment of all accrued benefits and wages for all PBM Only Employees through the Closing Date and all amounts owed with respect to such PBM Only Employees under the Company’s benefit plans. No PBM Only Employee has an employment agreement with the Company.

5.18.2     Schedule 5.18.2 contains a list of employees, identified by employee identification number and title, who spend more than fifty percent (50%) but less than all of such employee’s time performing services for the PBM Business.

5.18.3     Company is not a party to any employee leasing, professional employer organization (PEO), or management services agreement with any Person.

5.18.4     Company has not made any commitment or agreement to increase the compensation payable, or to modify the conditions or terms of employment or service of, any employee, independent contractor, officer or director of PBM Business since March 31, 2015, except increases occurring in the customary practices or in accordance with existing agreements and changes required by applicable Law.

5.18.5     Company (i) is currently and at all times since June 30, 2012, has been in material compliance with all Laws relating to employment, employment practices, terms and conditions of employment, wages and hours, discrimination, fair labor standards and occupational health and safety, wrongful discharge, workers compensation, worker classification, collective bargaining, and plant closing and no Person has made any claim against the Company arising out of any such Laws; and (ii) does not have any unfair labor practices complaint against them pending, or, to the Company’s knowledge threatened, before the National Labor Relations Board or any comparable Governmental Entity.

5.19       Brokerage. Except as set forth on Schedule 5.1919 Company does not have any liability or obligation to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company prior to the Closing Date.

5.20       Licenses and Permits. Schedule 5.20 contains a list of all material Licenses and Permits that are owned or possessed by Company and relate solely to the PBM Business. All of the Licenses and Permits listed on Schedule 5.20 (i) are in full force and effect, except as would not have a Material Adverse Effect, (ii) have not been violated, except for violations that would not have a Material Adverse Effect; and (iii) are not subject to any pending or, to the Company’s knowledge, threatened proceeding seeking their revocation or limitation.

5.21       No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5 (as qualified by the schedules hereto), the Company makes no express or implied representation or warranty, and the Company hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise.

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Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company that:

6.1         Organization and Authority. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

6.2         Authorization; Valid and Binding Agreement. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

6.3         Brokerage. Except as set forth on Schedule 6.3, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.4         Litigation. There are no material continuing actions, suits or proceedings currently pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, at Law or in equity, before or by any Governmental Entity, which could interfere with Buyer’s ability to close this transaction.

6.5         Financing. Buyer has (and at Closing shall have) sufficient unrestricted cash or other sources of immediately available unrestricted funds to enable Buyer to consummate the transactions contemplated by this Agreement, to satisfy its obligations hereunder on and after the Closing Date and to make payment of all amounts to be paid by it under this Agreement on and after the Closing Date.

6.6         Compliance. Buyer and its Affiliates are in substantial compliance with all Laws, orders, judgments and decrees of any Governmental Entity applicable to Buyer or its Affiliates, except for such noncompliance as would not have a Material Adverse Effect or would not interfere with Buyer’s ability to close this transaction.

6.7         No Knowledge of Misrepresentations or Omissions. Buyer, including its Affiliates, agents and advisors, has no knowledge that any of the representations and warranties of the Company in this Agreement are untrue or incorrect.

6.8         No Other Representations or Warranties. Except for the representations and warranties contained in this Article 6 (as qualified by the schedules hereto), the Buyer makes no express or implied representation or warranty, and the Company hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise.

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Article 7
BUYER’S CONDITIONS PRECEDENT TO CLOSING

The obligations of Buyer to consummate the transactions described in this Agreement are subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Buyer.

7.1         Representations and Warranties to be True and Correct. The representations and warranties of the Company and Parent set forth in this Agreement and in the schedules delivered pursuant hereto shall be complete, true and correct in all material respects as of the Effective Time, except to the extent that failure of such representations and warranties to be true and correct as of such date do not result in a Material Adverse Effect, and the pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Company and Parent shall have been performed and complied with in all respects. The execution and delivery of the certificate described in Section 7.5.2 shall not serve to limit the Company’s liabilities and obligations following the Closing Date.

7.2         No Claim Regarding the Assets or Sale Proceeds. There must not have been made or threatened by any Person any unresolved claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Assets, or (b) is entitled to all or any portion of the purchase price payable for the Assets.

7.3         Consents. Each of the consents described on Schedule 7.3 (“Required Consents”) shall have been obtained and shall be in full force and effect.

7.4         Release of Restrictions. Buyer shall have received evidence, satisfactory to Buyer in its sole discretion, of the release of all restrictive covenants related to the PBM Business for those individuals listed on Schedule 7.4.

7.5         Supporting Documents. Buyer shall have received the documents set forth below:

7.5.1       The Bill of Sale signed by an authorized representative of Company;

7.5.2       A certificate signed by an authorized officer of Company dated the Closing Date and certifying that Company knows of no facts which would cause the Company to be in breach of any of its representations and warranties hereunder as of the Effective Time;

7.5.3       Certificates of good standing for the Company from the Secretary of State of Delaware dated no more than thirty (30) days prior to the Closing Date;

7.5.4       An affidavit in the form attached hereto as Exhibit 7.5.4, stating under penalties of perjury that it is not a foreign person within the meaning of Section 1445(f)(3) of the Code, executed by Company;

7.5.5       Correspondence or documentation reasonably acceptable to Buyer evidencing the release and satisfaction of all Liens on all of the Assets except for Permitted Liens;

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7.5.6       An employment letter between Buyer (or an Affiliate) and Company’s Vice President, Pharmacy Benefit Management, executed by Buyer (or an Affiliate) in form and substance satisfactory to Buyer (the “Employment Letter”);

7.5.7       A Transition Services Agreement between Buyer (or an Affiliate of Buyer) and Company (or Parent) in form and substance satisfactory to Buyer and Company (the “TSA”);

7.5.8       A Domain Name Assignment Agreement between Buyer (or an Affiliate of Buyer) and Company (or Parent) in form and substance satisfactory to Buyer and Company (the “Domain Name Assignment”);

7.5.9       Certificates of an authorized officer of the Company and Parent, as applicable (i) attaching and certifying copies of the resolutions of its board of directors or managers and members, as applicable, authorizing the execution, delivery and performance of this Agreement, the other agreements described herein to be delivered at the Closing to which it is a party and the transaction contemplated hereby; and (ii) certifying the name, title and true signature of each officer executing or authorized to execute this Agreement and the other agreements described herein to be delivered at the Closing to which it is a party; and

7.5.10     a Tax Clearance Certificate from the State of Delaware with respect to the Company.

Article 8
COMPANY’S CONDITIONS PRECEDENT TO CLOSING

The obligation of Company to consummate the transactions described in this Agreement is subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Company:

8.1         Representations and Warranties to be True and Correct. The representations and warranties of Buyer set forth in this Agreement and in the schedules delivered pursuant hereto shall be complete, true and correct in all respects as of the Effective Time, except to the extent that failure of such representations and warranties to be true and correct as of such date do not result in a Material Adverse Effect, and the pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer shall have been performed and complied with in all respects. The execution and delivery of the certificate described in Section 8.2.2 shall not serve to limit the Buyer’s liabilities and obligations following the Closing Date.

8.2         Supporting Documents. Company shall have received the documents set forth below:

8.2.1       The Bill of Sale signed by an authorized representative of the Buyer;

8.2.2       A certificate signed by an authorized officer of Buyer dated the Closing Date and certifying that Buyer knows of no facts which would cause Buyer to be in breach of any of its representations and warranties hereunder as of the Effective Time;

8.2.3       The Employment Letter;

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8.2.4       The TSA;

8.2.5       The Domain Name Assignment; and

8.2.6       A certificate of good standing for Buyer from the Secretary of State of Florida dated not more than thirty (30) days prior to the Closing Date.

8.3         Lender Approval. The Company shall have received any required lender approvals.

8.4         Purchase Price. Buyer shall pay the Purchase Price as required in Article 4.

Article 9
COVENANTS

9.1         Access to Books and Records. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall give Buyer and its authorized representatives reasonable access to designated personnel, books and records of Company that are in the possession or under the control of the Company to the extent relating to the transition of the PBM Business to Buyer; provided that any such access (a) shall be during normal business hours on reasonable notice, (b)  shall not be required where such access would be prohibited or otherwise limited by, or would be in violation of, any applicable Law (including HIPAA) or agreement, and (c) shall not otherwise unreasonably interfere with the conduct of the business of the Company.

9.2         Operation of the PBM Business. Between the date of this Agreement and the Closing, Company shall (and Parent shall cause Company to):

9.2.1       conduct the PBM Business only in the ordinary course of business;

9.2.2       use commercially reasonably efforts to preserve intact the current business organization of the PBM Business, keep available the services of the officers, employees and agents of the PBM Business and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the PBM Business;

9.2.3       confer with Buyer prior to implementing operational decisions of a material nature with respect to the PBM Business, other than in the ordinary course of business;

9.2.4       make no material changes in management personnel of the PBM Business without prior consultation with Buyer;

9.2.5       continue in full force and effect the insurance coverage under the policies set forth on Schedule 5. 16 or substantially equivalent policies; and

9.2.6       maintain all books and Records of Company relating to the PBM Business in the ordinary course of business.

9.3         Contact with Customers, Suppliers, Etc. Buyer shall not contact and/or communicate with, and shall cause its Affiliates, representatives, agents and other advisors not to,

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contact and/or communicate with any employee, officer, director, customer, client, patient, payor, referral source, supplier or other material business relation of the Company in connection with or addressing the transactions contemplated hereby or otherwise with respect to matters pertaining to the Company and/or any of its businesses, except with the prior written consent of the Company.

9.4         Confidentiality.

9.4.1      All nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be treated as confidential and not disclosed to any third party (other than Buyer’s officers, directors, employees or agents or others with a need to know in connection with the transactions contemplated hereunder and operation of the PBM Business following the Closing). The Buyer will treat and hold as such all of the confidential information relating to any Affiliate of Company, and refrain from using any of the confidential information of any Affiliate of Company except in connection with this Agreement. Until the Closing, the Buyer will treat and hold as such all of the Company’s confidential information, refrain from using any of the Company’s confidential information except in connection with this Agreement. In the event that the transactions contemplated hereby do not close, Buyer shall deliver promptly to the Company or destroy, at the request and option of Shareholder, all tangible embodiments (and all copies) of confidential information of the Company and any Affiliate of the Company which are in its possession. Following the Closing, the limitations on the Buyer’s use of the Company’s confidential information relating to the PBM Business shall be of no force or effect but the Buyer shall maintain the confidentiality of the information pertaining to Company’s Affiliates.

9.4.2      Company will treat and hold as such all of the Buyer’s confidential information, and refrain from using any of the Buyer’s confidential information except in connection with this Agreement. Following the Closing, the Company will treat and hold as such all such confidential and proprietary information of the Buyer and PBM Business, refrain from using any such confidential and proprietary information of the Buyer and the PBM Business except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of any confidential and proprietary information which are in its possession, other than the Excluded Assets.

9.4.3      In the event that a party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any confidential information of the other party, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4.3. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any of the other party’s confidential information to any tribunal or else stand liable for contempt, such party may disclose such confidential information to the tribunal; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the non-disclosing party shall designate. The foregoing provisions shall not

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apply to any information which is generally available to the public immediately prior to the time of disclosure unless such information is so available due to the actions of the restricted party.

9.5         Notification of Certain Matters. Prior to the Closing, the Company shall have the right from time to time to supplement, modify or update the disclosure schedules. Any such supplements, modifications and updates shall not be taken into account in determining whether the condition set forth in Section 7.1 is satisfied, but Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder with respect to the information disclosed in any such supplement, modification or update. From and after the Closing, references to the disclosure schedules shall be references to the disclosure schedules as so supplemented, modified and/or updated.

9.6         Acknowledgment by Buyer.

9.6.1       Buyer acknowledges and agrees that in connection with the transactions contemplated hereby, it has conducted to its satisfaction, an independent investigation and due diligence process and is relying on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement (as qualified by the Schedules hereto). Buyer acknowledges and agrees that such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed by the Company. Except as expressly set forth herein, the Company does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s assets or any part thereto. Buyer acknowledges and agrees that no claim shall be brought or maintained by the Company or Buyer or their respective successors or permitted assigns against any officer, partner, director or employee (present or former) of any of the Company, and no recourse shall be brought or granted against the Company, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Company set forth or contained in, this Agreement or any certificate delivered hereunder, except to the extent provided in Article 11 hereof.

9.6.2       In connection with Buyer’s investigation of the PBM Business, Buyer acknowledges and agrees that it has received from or on behalf of the Company certain estimates, projections and other forecasts and plans relating to the PBM Business. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, plans and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts), and that Buyer shall have no claim against the Company or any direct or indirect equity holder of the Company with respect thereto. Accordingly, Buyer acknowledges and agrees that the Company makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans

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(including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts).

9.7         Payment of Certain Taxes. The Company shall be solely responsible for and shall pay all federal, state and local income taxes on the earnings from the operation of the PBM Business through the Effective Time.

9.8         Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement on and subject to the terms and conditions hereof.

9.9         Employee List. At least ten (10) days prior to closing, Company will provide Buyer with an updated version of Schedule 5.18.1 that includes the employees’ names.

9.10       Consents. Buyer acknowledges and agrees that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party and such consents have not been (and may not be) obtained. Prior to the Closing, Buyer and the Company shall each use their respective commercially reasonable efforts to obtain such consents; provided that failure to obtain any such consent (other than the Required Consents as further described in Section 7.3 above) shall not delay or prevent the Closing.

9.11       Processing of Payables. If and to the extent that Company has issued, but not delivered at the time of the Closing, payment in consideration of certain accounts payable comprised of pharmacy network liabilities associated with previously invoiced pharmacy claims utilization, the amounts represented by such undelivered payment shall be taken into consideration as Current Liabilities for purposes of determining Closing Date Net Working Capital. Further, at the Buyer’s request, Company will deliver such amounts in the ordinary course to the identified payees, provided that, prior to such delivery, Buyer has provided funds to the Company equal to the amount to be delivered. The first such pre-payment, comprised of the pharmacy network liability payment otherwise scheduled for release in normal course on August 31, 2015, will be due at Closing based on information provided by Company to Buyer at least 48 hours before the Closing. Any subsequent delivery of payment by Company will be preceded by payment by Buyer at least 5 business days prior to Company’s transmittal of the payment. Prior to delivery of any funds by Buyer, Company will provide Buyer with a detailed schedule of all amounts to be transmitted to payees.

9.12       No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 12, neither Company nor Parent shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving only the PBM Business, including the sale of the PBM Business or any of the Assets (other than in the ordinary course of business). Company and Parent shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Company or Parent.

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Article 10
RESTRICTIVE COVENANTS

10.1       Nondisclosure. For purposes of this Agreement, “Confidential Information” means any data or information, whether or not in writing, that is proprietary and valuable to the Company but solely related to the PBM Business and is not generally known by the public. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to: (i) information about the business practices, customers, resellers, vendors, suppliers (including mailing lists and customer, reseller, vendor and supplier lists and records), financial information, business strategies, business methods, contracts and contractual arrangements, marketing plans, the type and volume of the PBM Business, personnel information, information about the PBM Business’ vendors, suppliers, resellers, customers and strategic partners, price lists, pricing policies, pricing information, intellectual property, technology, software, databases, trade secrets, research and development techniques and activities of the PBM Business, and all information located in the books and records of the PBM Business, and (ii) confidential information related to the business and operations of the Buyer and its Affiliates to the extent such information was disclosed or otherwise made available to Company or Seller during the course of the negotiations related to the transactions contemplated by this Agreement. Confidential Information also includes any information or data described above that the Company obtained from another party and relates solely to the PBM Business and that the Company treats as proprietary or reasonably designates as confidential information whether or not owned or developed by the Company. Company and Parent each acknowledge that it has had access to, and intimate knowledge of, the Confidential Information. Accordingly, Company and Parent each agree that during the period beginning as of the Closing Date and for the Restricted Period neither Company nor Parent shall use or disclose, in whole or in part, directly or indirectly, the Confidential Information; provided, however, that Company and Parent shall be permitted to use the Confidential Information for the benefit of the Buyer or its Affiliates as necessary in connection with the performance of the TSA.

10.1.2     Buyer agrees that during the period beginning as of the Closing Date and for the Restricted Period, Buyer shall not use or disclose, in whole or in part, directly or indirectly, the Confidential Information of Company or Parent, as applicable mutatis mutandi, except as required in connection with the operation of the PBM Business or as otherwise permitted under the terms hereof.

10.1.3     Notwithstanding the foregoing, the parties shall not be subject to the restrictions set forth in Section 10.1.1 with respect to information that:

(i)          has previously become or becomes generally available to the public, other than as a result of disclosure by any recipient party or the breach by any recipient party of its or his obligations under this Agreement or any other agreement entered into in connection herewith;

(ii)         has previously become or becomes available to a recipient party on a non-confidential basis from a source that lawfully obtained such information and is not bound by a confidentiality agreement with Buyer or any of its respective Affiliates;

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(iii)        has been independently developed by a recipient party or by others, as established by documentary evidence dated prior to the Closing Date, without reference to or use of, in whole or in part, any Confidential Information of the disclosing party;

(iv)        is required by Law to be disclosed, in which case the recipient parties shall promptly notify its owner in writing; or

(v)         is disclosed in connection with any legal proceeding arising in connection with enforcing (or defending against any enforcement action pertaining to) this Agreement or the transactions contemplated hereby.

10.1.4     Nothing in this Agreement is intended to alter, supersede or eliminate the applicable law, rights and remedies that Buyer may have pursuant to any applicable law pertaining to trade secrets, which law, rights and remedies shall be in addition to the obligations and rights of the parties hereunder.

10.2         Covenants Against Solicitation and Competition. Each of Company and Parent acknowledge and agree that it has (i) intimate knowledge of the PBM Business, including knowledge of the Confidential Information, and (ii) knowledge of and relationships with the customers, resellers, vendors, suppliers and referral sources of the PBM Business, and that such knowledge and relationships are such that if either Company or Parent were to engage in a Competing Business (as defined below) at any time during the Restricted Period (as defined below) or within the Restricted Area (as defined below), the value of the PBM Business to the Buyer, and the benefits that the Buyer bargained for under this Agreement, would be severely and irreparably damaged. Further, Company and Parent each acknowledge and agree that this Agreement, and the covenants not to solicit or compete or attempt to solicit or compete contained herein, are a fundamental element of this Agreement, and that this Agreement and the transactions contemplated hereby would not have been consummated in the absence of this Section 10. Accordingly, Company and Parent each covenant and agree that during the Restricted Period, neither shall, and Company and Parent shall each ensure that those of its respective Affiliates shall not, directly or indirectly, either individually, in partnership, jointly or in conjunction with, or on behalf of, any Person, other than for the direct benefit of Buyer or any of its Affiliates:

(i)          (A) manage, operate or control a Competing Business during the Restricted Period within the Restricted Area, or (B) otherwise obtain any interest in, or participate in the ownership, management or control of, any Person that is engaged in a Competing Business during the Restricted Period within the Restricted Area, except Company and Parent may own not more than three percent (3%) of the capital stock of any Person whose stock is traded on a nationally recognized stock exchange, even if such Person is engaged in a Competing Business, provided such investment is completely passive in nature;

(ii)         solicit or contact or attempt to solicit or contact any Restricted Customer (as defined below) during the Restricted Period, for the purpose of providing products or services within the Restricted Area that are the same as, or similar to, the Competing Business;

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(iii)        solicit, induce or encourage or attempt to solicit, induce or encourage any Restricted Customer to terminate or adversely modify any business relationship with Buyer;

(iv)        solicit or persuade, or attempt to solicit or persuade, any employee of the Buyer at the time of such contact and with whom Company or Parent had contacts during the eighteen (18) month period immediately preceding the Closing Date to terminate or modify his or her employment relationship, whether or not pursuant to a written agreement, with Buyer, except for the individual listed on Schedule 10.2.1(v); or

(v)         solicit or persuade, or attempt to solicit or persuade, any Person who performs services as an independent contractor or broker of or consultant to the Buyer, or any other individual who provides incidental services to Buyer, at the time of such contact and with whom Company or Parent had contacts during the eighteen (18) month period immediately preceding the Effective Date to terminate or adversely modify his or her relationship, whether or not pursuant to a written agreement, with Buyer.

10.2.2     For purposes of this Agreement, the following definitions shall apply:

(i)          The term “Competing Business” means any person, firm, partnership, corporation or unincorporated association or entity of any kind that is engaged in the business of (i) pharmacy benefits management and/or (ii) pharmacy discount cards.

(ii)         The term “Restricted Customer” means, but solely related to the PBM Business (A) (x) any actual customer, strategic partner or reseller that transacted business with the PBM Business within the twenty-four (24) month period prior to the Closing or (y) any prospective customers, strategic partners or resellers actively sought by the Company in connection with the PBM Business in the twelve (12) month period prior to the Closing; and (B) in each case, with whom Company had a contact.

10.3       Limitations. Notwithstanding the foregoing, neither Company’s nor Parent’s action, omission, or involvement with Buyer or its Affiliates pursuant to and consistent with TSA shall be deemed a violation of this Section 10.

10.4       Reasonableness. Each of Company and Parent has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred on Buyer under this Agreement, and each of Company and Parent hereby acknowledges and agrees that:

10.4.1     the restrictions and covenants contained herein, and the rights and remedies conferred upon the Buyer, are necessary to protect the goodwill and other value of the PBM Business and the benefits bargained for by the Buyer under this Agreement; and

10.4.2     the restrictions placed upon Company and Parent hereunder are narrowly drawn, are fair and reasonable in time and territory and place no greater restraint upon

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Company or Parent than is reasonably necessary to secure the goodwill and other value of the PBM Business and the benefits bargained for by the Buyer under this Agreement.

10.5       Modification. If a court of competent jurisdiction should declare the covenant contained in this Article 10 unenforceable because of any unreasonable restriction of activities, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant Buyer such other relief at law or in equity reasonably necessary to protect the interests of Buyer.

10.6       Invalidity of Any Provision. Because the parties hereto seek to protect the goodwill and Confidential Information and the PBM Business, it is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the Law and public policies of each state, province and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions.

10.7       Injunctive Relief. Company and Parent each specifically agrees and acknowledges that the restrictions contained in this Article 10 are necessary to prevent harm to Buyer and that the restrictions contained herein will not result in unreasonable harm to it. Company and Parent each further acknowledges that a breach of any provision of this Article 10 by either of them could cause Buyer to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by Company or Parent of the provisions of the covenants contained in this Article 10, Buyer shall be entitled to seek injunctive relief to prevent or end such breach, without the requirement to post bond, and recovery of costs (including attorneys’ fees) to enforce the covenant. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

Article 11
INDEMNIFICATION

11.1       Survival Period. The representations, warranties, covenants and agreements of the Company and Buyer set forth in this Agreement shall survive the Closing for a period beginning on the Closing Date and ending eighteen (18) months following the Closing Date and shall thereafter be of no further force or effect; provided, that, the representations and warranties provided for in Sections 5.1 and 6.1 (Organization and Corporate Power), Sections 5.1.1 and 6.2 (Authorization), and Section 5.19 and 6.3 (Brokerage) shall survive the Closing indefinitely; provided further, that, the representations and warranties provided for in Sections 5.12 (Tax Matters) and 5.13 (Employee Benefit Plans) (the “Surviving Representations”) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (any such period with respect to the survival of representations, warranties, covenants and agreements shall be referred to herein as a “Survival Period”).

11.2         Indemnification by the Company and Parent for the Benefit of Buyer.

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11.2.1     Subject to the applicable provisions and limitations of this Article 11, after the Closing, each of the Company and Parent shall indemnify, defend and hold harmless Buyer and the Buyer’s Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses, which Buyer actually suffers as a result of: (i) any breach of any representation and warranty contained in this Agreement (without regard to any qualification or exception contained in such representation or warranty relating to materiality); (ii) any breach of any post-closing covenant or agreement of the Company contained in this Agreement; (iii) any failure by the Company to pay and discharge the Excluded Liabilities; (iv) the business, operations, properties, assets or obligations of Company related to the PBM Business conducted, existing or arising on or prior to the Closing Date; and (v) any Taxes of Company or Parent.

11.2.2     Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article 11), the Company shall have no liability under this Section 11.2, unless the aggregate of all Losses relating thereto for which the Company would be liable, but for this Section 11.2.2, exceeds on a cumulative basis $100,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible, up to the Cap (as defined below); provided that the Company’s aggregate liability under this Section 11.2 shall in no event exceed an amount equal to $2,500,000 (the “Cap”). Notwithstanding anything to the contrary contained herein, the Surviving Representations shall not be subject to either the Deductible or the Cap.

11.2.3     Buyer acknowledges and agrees that, except for claims for fraud or for intentional breach of a covenant or agreement, the indemnification provided by Section 11.2 (subject to the applicable provisions and limitations set forth in this Article 11) constitutes the Buyer Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule or certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby including, without limitation, with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company in this Agreement or in any exhibits or schedules hereto or any certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby; provided that this sentence shall not limit any rights Buyer may have (1) under Section 13.1 with respect to seeking specific performance or other equitable relief, (2) under Article 12 in connection with any termination of this Agreement prior to the Closing or (3) or to seek other damages in the case of claims for fraud or for intentional breach of a covenant or agreement.

11.3         Mitigation; Related Matters.

11.3.1     The Buyer Indemnified Parties shall make commercially reasonable efforts to mitigate all losses, costs, damages and expenses upon and after becoming aware of any event which could reasonably be expected to give rise to losses, costs, damages and expenses that are or may be indemnifiable under this Article 11.

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11.3.2     The Buyer Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered Losses with respect to such matter pursuant to any other provision of this Agreement.

11.4       Indemnification by Buyer for the Benefit of the Company.

11.4.1     Subject to the applicable provisions of this Article 11, after the Closing, Buyer shall indemnify the Company and the Company’s Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Company Indemnified Parties”) against any Losses which any of the Company Indemnified Parties actually suffer as a result of: (a) any breach of any representation or warranty of Buyer contained in this Agreement, (b) any breach of any post-closing covenant or agreement set forth in this Agreement to be performed by Buyer, (c) any failure by Buyer to pay and discharge any Assumed Liabilities, and (d) the business, operations, properties, assets or obligations of Buyer related to the PBM Business conducted, existing or arising after the Closing Date.

11.4.2     Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article 11), Buyer shall have no liability under this Section 11.4, unless the aggregate of all Losses relating thereto for which the Company would be liable, but for this Section 11.4.2, exceeds the Deductible, and then only to the extent such Losses exceed the Deductible, up to the Cap. Notwithstanding anything to the contrary contained herein, the Surviving Representations shall not be subject to either the Deductible or the Cap.

11.4.3     Company and Parent acknowledge and agree that, except for claims for fraud or for intentional breach of a covenant or agreement, the indemnification provided by Section 11.4 (subject to the applicable provisions and limitations set forth in this Article 11) constitutes the Company Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule or certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby including, without limitation, with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Buyer in this Agreement or in any exhibits or schedules hereto or any certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby; provided that this sentence shall not limit any rights Buyer may have (1) under Article 12 in connection with any termination of this Agreement prior to the Closing or (2) or to seek other damages in the case of claims for fraud or for intentional breach of a covenant or agreement.

11.5       Manner of Payment. Any indemnification payment pursuant to this Article 11 shall be effected by wire transfer of immediately available funds from (or on behalf of) the applicable indemnifying party to an account designated by each applicable indemnified party within twenty-one (21) days after the determination thereof.

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11.6       Defense of Third Party Claims. Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to seek indemnification under Section 11.2 or Section 11.3.2 (an “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee desires to seek indemnification under this Article 11, such Indemnitee shall notify each of the parties from whom such indemnification could be sought hereunder with respect to such claim (collectively, the “Indemnitor”) of such claim in writing promptly after receiving notice of such claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have caused the damages to be greater or the ability to defend the claim to be adversely affected. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume control of the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor(s) under this Article 11. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the express and unconditional release of the Indemnitee from all liabilities and obligations with respect to such claim. In all cases, the Indemnitee shall provide, and the Indemnitee shall cause its Affiliates to provide, their reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. In no event shall an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the written consent of the Indemnitor if any Indemnitee is seeking or shall seek indemnification hereunder with respect to such matter; it being understood and agreed, for the avoidance of doubt, that any such consent of the Indemnitor shall not be deemed to be an admission or acknowledgement that any Indemnitee is entitled to indemnification hereunder with respect to any such Third Party Claim.

11.7       Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 11.2.1 shall be calculated net of (a) any Tax Benefit inuring to Buyer or its Affiliates on account of such Loss, and (b) any insurance proceeds or other third party indemnification or reimbursement proceeds to which any of them are entitled (regardless of whether claimed and received) on account of such Loss. If Buyer or its Affiliates realizes a Tax Benefit and such Tax Benefit was not included in the computation of the Loss, Buyer shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Entity) pay to the Company the amount of such Tax Benefit. Buyer shall take all commercially reasonable actions to timely claim any Tax Benefit that shall reduce the amount of a Loss, or give rise to a payment to or for the benefit of the Company, under this Section 11.7. Buyer shall, and shall cause its Affiliates to, seek full recovery under all insurance policies and other third-party agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery or a recovery under any other third-party agreement is made by Buyer or its Affiliates with respect to any Loss for which any Buyer Indemnified Party has been indemnified by the Company hereunder, then a payment equal to the aggregate amount of the recovery shall be made promptly by Buyer to the Company. In all events, the Company shall be subrogated to all rights of Buyer in respect of any Losses indemnified by the Company.

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11.8       Expiration of Indemnification. No Person shall be liable for any claim for indemnification under Section 11.2.1 or Section 11.3.2 unless written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given, if, but only if, (a) in the case of a claim made by reason of a Third Party Claim, the written notice is accompanied by a copy of the written notice of the third party claimant, and (b) in the case of any claim made other than by reason of a Third Party Claim, some Losses shall have actually been incurred by the Person seeking indemnification with respect to such claim in good faith at or prior to the date such written notice is delivered to the Person from whom indemnification is sought.

11.9       Limitation on Recourse. No claim shall be brought or maintained by any Buyer Indemnified Party or any of their respective successors or permitted assigns against any present or former officer, director, employee or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. After the consummation of the Closing, no party may seek the rescission of the transactions contemplated by this Agreement.

Article 12
TERMINATION

12.1       Termination Events. This Agreement and the transactions contemplated herein may be terminated at any time prior to the occurrence of the Closing as follows:

12.1.1     by the mutual written agreement of Company and Buyer; or

12.1.2     Either the Company or Buyer may terminate this Agreement prior to the occurrence of the Closing if the other party fails to satisfy the conditions applicable to such party (under Article 7 or Article 8, as the case may be) by September 30, 2015.

12.2       Effect Of Termination. In the event of such a termination, this Agreement shall be rendered void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except with respect to the obligations of each party to preserve the confidentiality of documents, certificates, and information furnished to such party pursuant hereto.

Article 13
MISCELLANEOUS

13.1       Specific Performance. The Company agrees that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the

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obligations of the Company hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, the Buyer agrees that the Company shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations of the Buyer hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

13.2       Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery, (b) on the third (3rd) business day following the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, (c) on the first (1st) business day following the date of delivery to a nationally-recognized overnight courier service, or (d) by e-mail, in each case addressed as follows, or to such other address, Person or entity as either party shall designate by notice to the other in accordance herewith:

If to Buyer, addressed to:
ProCare Pharmacy Benefit Manager Inc.
1267 Professional Parkway
Gainesville, Georgia 30507
Attention: Barbara Rambo
E-mail: brambo@procarerx.com

With a copy to:	Andersen, Tate & Carr, P.C.
1960 Satellite Boulevard, Suite 4000
Duluth, Georgia 30097
Attention: R. Bradley Carr, Esq.
E-mail: bcarr@atclawfirm.com

If to Company, addressed to:	BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
Attention: General Counsel
E-mail: kathryn.stalmack@bioscrip.com

With a copy to:	Polsinelli PC
100 South Fourth Street, Suite 1000
St. Louis, MO 63102
Attention: Jane Arnold
E-mail: jarnold@polsinelli.com

13.3       Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

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13.4       Third Parties. None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any party that is not expressly a party to this Agreement, and the provisions of this Agreement shall not be enforceable by any such third party.

13.5       Severability. If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to Law, that part shall be amended, if possible, to conform to Law, and if amendment is not possible, that part shall be deleted and other parts of this Agreement shall remain fully effective, but only if, and to the extent, such modification or deletion would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement.

13.6       Amendment. This Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by the Company and Buyer.

13.7       Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means, provided that original signatures are delivered by U.S. Mail promptly thereafter.

13.8       Headings. The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

13.9       Entire Agreement. This Agreement (including the schedules and exhibits hereto, and all other agreements and documents executed in connection herewith) constitutes the entire agreement among the parties hereto with respect to the subject hereof.

13.10     Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

13.11     Governing Law; Jurisdiction. The parties specifically agree that this Agreement shall in all respects be interpreted, read construed and governed by the internal Laws of the State of Delaware, exclusive of its conflicts of law rules. The prevailing party in any such action shall be entitled to recover all attorneys’ fees of pursuing or defending an action under this Agreement.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

COMPANY:
BIOSCRIP PBM SERVICES, LLC
a Delaware limited liability company

By:	/s/ Richard M. Smith
Printed Name:	Richard M. Smith
Its:	President and CEO

PARENT:
BIOSCRIP, INC.
a Delaware corporation

By:	/s/ Richard M. Smith
Printed Name:	Richard M. Smith
Its:	President and CEO

BUYER:
PROCARE PHARMACY BENEFIT MANAGER INC.
a Florida corporation

By:	/s/ Roger D. Burgess
Printed Name:	Roger D. Burgess
Its:	CEO

Signature Page – Asset Purchase Agreement